UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEOMEDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3680347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Concourse Parkway, Suite 500
Atlanta, GA 30328
 (Address of Principal Executive Offices)

2011 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Michael W. Zima
Two Concourse Parkway, Suite 500
Atlanta, GA 30328
678-638-0460
 (Name, address, and telephone number of agent for service)

With copies to:

Clayton E. Parker, Esq. John D. Owens III, Esq. K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, Florida 33131 Telephone: 305.539.3300 Facsimile: 305.358.7095

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
Title of securities	To be	price per	offering	registration
to be registered	Registered	share (1)	price(1)	fee(1)
Common Stock, $0.001 par value	2,000,000	$0.016	$32,000.00	$3.72
Total	2,000,000	$0.016	$32,000.00	$3.72

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act.  The proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of shares of the Company’s Common Stock as reported on the Over-The-Counter Bulletin Board on April 19, 2011.

PART I

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents have been previously filed by NeoMedia Technologies, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) and are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 25, 2011;

(b)	(i) The Current Report of the Company on Form 8-K filed with the SEC on January 13, 2011;

(ii) The Current Report of the Company on Form 8-K filed with the SEC on February 11, 2011;

(iii) The Current Report of the Company on Form 8-K filed with the SEC on February 22, 2011;

(iv) The Current Report of the Company on Form 8-K filed with the SEC on March 2, 2011;

(v) The Current Report of the Company on Form 8-K filed with the SEC on March 17, 2011;

(vi) The Current Report of the Company on Form 8-K filed with the SEC on April 19, 2011;and

(vii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Any Current Report on Form 8-K that is furnished to the SEC but not filed with the SEC is not deemed incorporated by reference into this Registration Statement.

(c)           The description of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which is contained  in the Company’s  Registration Statement on Form 8-A filed under the Exchange Act on November 18, 1996, including any amendment or report filed with the  SEC for the purpose of updating  such description of Common Stock, including but not limited to that certain Form 8-K filed with the SEC on April 2, 2010.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law (“DGCL”), the Company has included in its certificate of incorporation a provision to eliminate the personal liability of the Company’s directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction  from which the director derived an improper personal benefit.  If the DGCL is amended to authorize further limitation of liability of the directors, then the liability of the director is limited to the fullest extent permitted by the amended DGCL.  This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.  These provisions will not alter the liability of directors under Federal securities laws.

The certificate of incorporation and the by-laws of the Company provide that we are required and permitted to indemnify our officers and directors, and agents, under certain circumstances, to the fullest extent now and hereafter permitted by law.  In addition, if permitted by law, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them, in their capacity as a director or officer, for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. However, indemnification shall be made only after a determination that the indemnification is proper.  Such determination shall be made (1) by a majority vote of the directors who were not parties to the action, (2) written opinion of independent legal counsel, or (3) by the stockholders.  At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	2011 Stock Incentive Plan (filed herewith)

5.1	Opinion of K&L Gates LLP (filed herewith)

23.1	Consent of Kingery & Crouse, P.A. (filed herewith)

23.2	Consent of K&L Gates LLP (contained in opinion filed as Exhibit 5.1)

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, Georgia, on April 21, 2011.

Registrant: NEOMEDIA TECHNOLOGIES, INC.

Date: April 21, 2011
	By:	/s/ Laura A. Marriott
Laura A. Marriott
Acting Chief Executive Officer, Principal Executive Officer and Board Chairperson

/s/ Michael W. Zima
Michael W. Zima
Chief Financial Officer & Principal Financial and Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Laura A. Marriott	Acting Chief Executive Officer, Principal	April 21, 2011
Laura A. Marriott	Executive Officer and Board Chairperson

/s/ Michael W. Zima	Chief Financial Officer & Principal	April 21, 2011
Michael W. Zima	Financial and Accounting Officer

/s/ George G. O’Leary	Acting Chief Operating Officer, Director	April 21, 2011
George G. O’Leary

/s/ Sarah Fay	Director	April 21, 2011
Sarah Fay

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	NeoMedia 2011 Stock Incentive Plan (filed herewith)

5.1	Opinion of K&L Gates LLP (filed herewith)

23.1	Consent of Kingery & Crouse, P.A. (filed herewith)

23.2	Consent of K&L Gates LLP (contained in opinion filed as Exhibit 5.1)